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                                                                    EXHIBIT 21.1



                        SUBSIDIARIES OF THE REGISTRANT


Aerospace Acquisition, Corp. (Delaware)
TriStar Aerospace Ltd. (U.K.)
TriStar Aerospace, Inc. (Florida)
TriStar Aerospace Ltd. (Ontario, Canada)
TriStar Aerospace International, Inc. (Barbados)


     The Registrant and its subsidiareis from time to time utilize the name "Tri-Star" as a variation to their actual names.